Exhibit 10.19

R.R. DONNELLEY & SONS COMPANY
PERFORMANCE UNIT AWARD (2012 PIP)

 This Performance Unit Award (“Award”) is granted as of March 2, 2015 (the “Grant Date”), by R. R. Donnelley & Sons Company (the “Company”) to XXXXXXXXX (“Grantee”).

1.Grant of Award.  This Award is in recognition of your hard work and dedication over the last several years and is granted as an incentive for the Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby credits to Grantee XXXXX stock units (the “Performance Units”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the R. R. Donnelley & Sons Company 2012 Performance Incentive Plan (“2012 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2012 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Determination of Achievement; Distribution of Award.

(a)The number of shares of common stock, par value $1.25 per share, of the Company (the “Common Stock”) payable in respect of the Performance Units will be determined based on the attainment of Cumulative Free Cash Flow against the “Cumulative Free Cash Flow Matrix” and as modified by the “PSU Payout Modifier,” each as shown on Attachment A hereto.  Promptly following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (or promptly following such earlier date as of which, pursuant to Section 4 hereof, to be made), the Committee (as defined in the 2012 PIP) shall determine the attainment against the “Cumulative Free Cash Flow Matrix” of the Company’s Cumulative Free Cash Flow and any adjustment to such attainment as required pursuant to the “PSU Payout Modifier.”

(b)Distribution with respect to this Award shall be made to Grantee as soon as practicable following the determination described in (a) above but no later than 60 days thereafter.  Distribution of this Award may be made in Common Stock, cash (based upon the fair market value of the Common Stock on the date of distribution) or any combination thereof as determined by the Committee.

3.Dividends; Voting.

(a)No dividends or dividend equivalents will accrue with respect to the Performance Units.

(b)Grantee shall have no rights to vote shares of common stock represented by the Performance Units unless and until distribution with respect to this Award is made in Common Stock pursuant to paragraph 2(b) above.

4.Treatment upon Separation or Termination.

(a)[NB:  This provision to remain for certain PSU Agreements: Notwithstanding any other agreement with Grantee to the contrary, if Grantee terminates his employment for Good Reason (as defined in the Grantee’s employment agreement) or the Company terminates the Grantee’s employment without Cause (as defined in the Grantee’s employment agreement) the

Performance Units shall vest and be payable, if at all, on the same terms and conditions that would have applied had Grantee’s employment not terminated (i.e., performance measured on December 31, 2017).]

(b)Notwithstanding any other agreement with Grantee to the contrary, if Grantee’s employment terminates by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), fifty percent of any unvested Performance Units shall vest and become payable, assuming the attainment of target performance (100% achievement) or, if greater, based on actual performance through the date of death or determination of Disability.

(c)Except as set forth in Grantee’s employment agreement, if any, with the Company, if Grantee’s employment terminates for any reason other than by death or Disability, any unvested Performance Units shall be forfeited.

5.Treatment upon Change in Control.  Notwithstanding anything provided in the 2012 PIP or any other agreement with Grantee to the contrary, upon the Acceleration Date associated with a Change in Control, all of the Performance Units shall vest and become payable at the fifty percent payout level with respect to that number of shares of Common Stock that would be payable or, if greater, based on actual performance through the Change in Control Date.

6.Withholding Taxes

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3).  Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7.Miscellaneous

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c)No interest shall accrue at any time on this Award or the Performance Units.

(d)This Award shall be governed in accordance with the laws of the state of Illinois.

(e)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(f)Neither this Award nor the Performance Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g)The Committee, as from time to time constituted, shall have the right to determine any questions that arise in connection with this Agreement or the Performance Units.  This Agreement and the Performance Units are subject to the provisions of the Plan and shall be interpreted in accordance therewith.

(h)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R. R. DONNELLEY & SONS COMPANY
By:
Name:	Thomas Carroll
Title:	EVP, Chief Human Resources Officer

All of the terms of this Agreement are accepted as of this ____ day of _________, 2015.

___________________________

Grantee:

Attachment A

DEFINITIONS:

“Free Cash Flow” for a fiscal year shall be equal to net cash provided by (used in) operating activities of continuing operations for such year less capital expenditures (as reported in the Financial Statements) for such year.  Free Cash Flow shall be adjusted by the Committee, as it shall deem reasonably necessary and appropriate, to avoid any increase or diminution in the opportunity conveyed by the Performance Units that could result from (i) (whether at the time of or subsequent to) any acquisition or disposition of any business or division (whether by merger, stock purchase or sale, sale or purchase of assets, or otherwise) made by the Company or (ii) other significant events that in the Committee’s judgment  have caused an increase or diminution in the opportunity conveyed by the Performance units (including, but not limited to, significant changes in financial or capital structure, significant regulatory changes, or significant changes in tax laws).

“Cumulative Free Cash Flow” shall equal the sum of the Free Cash Flow amounts for the years ended December 31, 2015, 2016 and 2017.

“Financial Statements” shall mean the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K filed for the applicable year.

“PSU Payout Modifier” shall mean the amount by which any PSU payout shall be adjusted as set forth.

CUMULATIVE FREE CASH FLOW MATRIX:

The attainment of Cumulative Free Cash Flow shall be compared to the matrix below to determine the payout under the Performance Units, if any.

PSU PAYOUT MODIFIER: